UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2017

Ensco plc

(Exact name of registrant as specified in charter)

England and Wales	98-0635229
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1-8097

(Commission File No.)

6 Chesterfield Gardens

London, England W1J 5BQ

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.             Entry into a Material Definitive Agreement.

On October 3, 2017, Ensco plc (“Ensco”), Pride International LLC, certain other subsidiaries of Ensco party thereto, Citibank, N.A., as administrative agent, and the lenders party thereto entered into a Commitment Agreement and Fifth Amendment to Fourth Amended and Restated Credit Agreement (the “Amendment”), amending Ensco’s Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013 (as previously amended, the “Existing Credit Agreement”, and the Existing Credit Agreement as amended by the Amendment, the “Credit Agreement”).  The Amendment became effective on October 6, 2017 following (i) the completion of the acquisition by Ensco of Atwood Oceanics, Inc. (“Atwood”) and (ii) the repayment and termination of Atwood’s credit facility and the redemption of $449 million aggregate principal amount of Atwood’s senior notes at the closing of the acquisition.

The Amendment provides for, among other things (i) $2,002,500,000 in aggregate commitments until September 30, 2019 and $1,241,750,000 in aggregate commitments until September 30, 2022 (the “Extended Commitments”), with the option to increase the aggregate Extended Commitments to an amount up to $1,500,000,000, subject to customary consents and conditions, (ii) modification of general secured debt basket capacity such that the company will be permitted to raise secured debt up to the lesser of $750 million and 10% of Consolidated Tangible Net Worth (as defined in the Credit Agreement), (iii) restrictions on borrowings if, after giving effect to any such borrowings and the application of the proceeds thereof, the aggregate amount of Available Cash (as defined in the Credit Agreement) would exceed $150,000,000, (iv) guarantees from certain of Ensco’s rig-owning subsidiaries sufficient to meet certain guarantee coverage ratios specified in the Credit Agreement, and (v) a covenant restricting the ability of Ensco to increase quarterly dividend payments in excess of $0.01 per share.

The Amendment also includes a covenant restricting Ensco’s ability to repay indebtedness maturing outside the latest maturity date of the Credit Agreement.  This covenant is subject to certain exceptions that permit Ensco to manage its balance sheet, including the ability to make repayments of indebtedness (i) of acquired companies within 90 days of the completion of the acquisition or (ii) if, after giving effect to such repayments, Available Cash is greater than $250 million and there are no amounts outstanding under the Credit Agreement.

After giving effect to the Amendment, Ensco will maintain its ability to incur or refinance indebtedness of acquired companies subject to certain conditions including maintaining pro forma compliance with its debt to capitalization ratio and guarantee coverage ratios.

After giving effect to the Amendment, the annual interest rate on each base rate borrowing will be (i) the greatest of (x) the administrative agent’s publicly-announced base rate, (y) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.5% and (z) LIBOR for a one-month interest period on such day plus 1.00%, plus (ii) a margin between 1.75% and 3.25% depending on Ensco’s then-current credit ratings.  The interest rate on each eurodollar loan will be LIBOR for the applicable interest period plus a margin between 2.75% to 4.25% depending on Ensco’s then-current credit ratings.

The Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.01   Completion of Acquisition or Disposition of Assets.

On October 6, 2017 (the “Closing Date”), Ensco consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 29, 2017 (the “Merger Agreement”), by and among Ensco, Echo Merger Sub LLC, a wholly owned subsidiary of Ensco (“Merger Sub”), and Atwood. Pursuant to the Merger Agreement, Merger Sub merged with and into Atwood (the “Merger”), with Atwood continuing as the surviving company and becoming a wholly owned subsidiary of Ensco.

At the effective time of the Merger (the “Effective Time”), each share of Atwood common stock, par value $1.00 per share (the “Atwood Common Stock”) (other than shares of Atwood Common Stock held by Ensco, Merger Sub or Atwood), converted into the right to receive 1.60 validly issued, fully paid and nonassessable Class A ordinary shares of Ensco, nominal value $0.10 per share (the “Ensco Shares”).

As of the Effective Time and pursuant to the terms of the Merger Agreement, (i) each award of Atwood restricted stock units, other than any Atwood restricted stock units that are required to be settled in cash, that were outstanding as of immediately prior to the Effective Time became fully vested and have been settled through the issuance to the holders thereof of Ensco Shares, (ii) each award of Atwood restricted stock units that was required to be settled in cash was treated in accordance with the terms of such award and (iii) each award of Atwood stock options that remained outstanding and unexercised immediately prior to the Effective Time converted into a stock option relating to Ensco Shares, in each case, in the manner previously disclosed.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In accordance with the Merger Agreement and effective upon the Closing Date, the Board of Directors of Ensco (the “Board”) expanded the size of the Board from nine members to eleven members and appointed two directors of Atwood, Jack E. Golden and Phil D. Wedemeyer, to the Board. Mr. Golden and Mr. Wedemeyer will serve until the date of the Ensco 2018 annual general meeting, subject to re-election, or until their earlier resignation or removal.

Following is a brief biography of each director appointed to the Board in connection with the Merger:

Prior to the Merger, Jack E. Golden had served on the Board of Directors of Atwood since September 2009. Dr. Golden is managing partner of Edgewater Energy LLC, a Texas based oil and gas company. Previously, Dr. Golden was employed by BP p.l.c. (“BP”) from 1982 through his retirement in 2005, where he served in various executive capacities including Group Vice President — Exploration and Production. As Group Vice President — Exploration and Production, he directed significant portions of BP’s global exploration and production operations. Dr. Golden also serves as a director of Cobalt International Energy, Inc., a publicly-traded independent exploration and production company.  He also serves as a director of two private companies, Sand Hill Petroleum and Edgemarc Energy.

Prior to the Merger, Phil D. Wedemeyer had served on the Board of Directors of Atwood since October 2011. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels; and as a director, member of the compensation committee, chairman of the audit committee and designated financial expert of Willbros Group, Inc., an energy infrastructure construction and maintenance company. He also previously served as a member of the Deloitte Audit Quality Advisory Council and the Auditing Standards Board of the AICPA, and is a licensed Certified Public Accountant. Mr. Wedemeyer previously served as a director of Powell Industries, Inc., a provider of packaged solutions for the control, monitoring, and distribution of electrical power and other critical processes; Horizon Offshore, Inc., a former provider of marine construction services that was acquired by Cal Dive International, Inc.; and HMS Income Fund, Inc., a business development company.

The appointed directors will be compensated for their services on the Board in the same manner as the other non-employee directors. Each non-employee director receives an annual retainer of $100,000. In addition, following the 2017 annual general meeting of shareholders, each non-employee director, other than the Chairman of the Board, received a restricted share unit award of $200,000. Messrs. Golden and Wedemeyer will receive a pro rata portion of such annual retainer and restricted share unit award.

Non-employee directors are eligible to participate in U.S. and U.K. group health and welfare insurance plans on the same basis and cost as full-time employees. A non-employee director’s contribution to group health and welfare insurance premium costs is paid in cash or withheld from the quarterly payments of the director’s annual retainer. Messrs. Golden and Wedemeyer will be eligible to participate in the health and welfare insurance plans in the same manner as the other non-employee directors.

Ensco will also enter into its standard Deed of Indemnity for directors with each of Messrs. Golden and Wedemeyer. The form of a Deed of Indemnity to be entered into with each director was previously filed with the SEC as Exhibit 10.27 to Ensco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (File No. 1-8097) and is incorporated by reference into this Item 5.02.

The committee structure of the Board will not be altered by the additions of Messrs. Golden and Wedemeyer. Each committee will remain as currently constituted until the Board completes its regular committee composition determination immediately following the 2018 annual general meeting, which is expected to occur in May 2018.

There are no related party transactions between either Mr. Golden or Mr. Wedemeyer, on one hand, and Ensco on the other hand, that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01    Regulation FD Disclosure.

On the Closing Date, Ensco issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

(b) Pro Forma Financial Information

The financial statements and pro forma financial information required to be filed under Item 9.01 of this Current Report on Form 8-K are included in Ensco’s Registration Statement on Form S-4 (Registration No. 333-218808) filed with the Securities and Exchange Commission on June 16, 2017 and incorporated by reference herein.

(d) Exhibits

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated as of May 29, 2017, by and among Ensco plc, Echo Merger Sub LLC and Atwood Oceanics, Inc. (incorporated by reference to Exhibit 2.1 to Ensco’s Current Report on Form 8-K filed on May 30, 2017).

10.1

Commitment Agreement and Fifth Amendment to Fourth Amended and Restated Credit Agreement, dated as of October 3, 2017, among Ensco, Pride International LLC, certain other subsidiaries of Ensco party thereto, Citibank, N.A., as administrative agent, and the lenders party thereto.

99.1	Press Release, dated October 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: October 6, 2017	/s/ Jonathan H. Baksht
Jonathan H. Baksht Senior Vice President and Chief Financial Officer